242283.010
                    RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                           MAXTOR CORPORATION

     Maxtor Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

     1. The name of the corporation is Maxtor Corporation. The corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 24, 1986.

     2. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. The text of the Certificate of Incorporation of this corporation is hereby restated and further amended to read in its entirety as follows:

     FIRST: The name of the corporation is Maxtor Corporation (hereinafter sometimes referred to as the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:

     A. Capitalized terms in this Article FOURTH, unless otherwise defined herein, have the meaning set forth in section E of this Article FOURTH.

     B. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred five million (205,000,000), consisting of:

        (1) five million (5,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

        (2) two hundred million (200,000,000) shares of common stock, par value one cent ($.01) per share, of which one hundred eighty million five hundred twenty thousand (180,520,000) shares shall be designated as "Common Stock" and nineteen million four hundred eighty thousand (19,480,000) shares shall be designated as "Class A Common Stock."

     C. The Board of Directors is authorized, subject to any limitations prescribed by law, to issue the shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, voting powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Common Stock and Class A Common Stock, voting together as a single class, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of the holders of any series of Preferred Stock is required pursuant to the certificate or certificates establishing such series of Preferred Stock.

     D. The rights, preferences and privileges of each share of all classes of common stock shall be identical, except as otherwise expressly provided herein.

        (1) With respect to all matters upon which the holders of Class A Common Stock are entitled to vote, each share of Class A Common Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such share of Class A Common Stock could be converted on the record date for the vote of stockholders. The holders of the Class A Common Stock shall be entitled to notice of each stockholders' meeting in accordance with the By-Laws of the Corporation and shall vote together as a single class with the holders of the Common Stock on all matters submitted to a vote of stockholders, except those matters required by law or by this Restated Certificate of Incorporation to be submitted to the holders of the Class A Common Stock, the Common Stock or any one series of Preferred Stock voting separately as a class.

        (2) Subject to paragraph D(3) of this Article FOURTH, the Corporation shall not, without first obtaining the approval of the holders of a majority of the outstanding shares of Class A Common Stock:

           (i) terminate, acquire or commence a Core Line of Products, or terminate the operations of or sell to a party which is not a wholly-owned Subsidiary of the Corporation all or a majority of the Corporation's interest held on the date of filing of this Restated Certificated of Incorporation in or the assets of Maxoptix Corporation;

          (ii) incur obligations to make an aggregate of capital expenditures in any fiscal year in excess of $80,000,000;

         (iii) make any decision respecting the location or construction of new high-volume manufacturing facilities (other than the expansion of high-volume manufacturing facilities existing at the time of such decision) for the manufacture of finished disk drives and/or subassemblies of disk drives;

          (iv) enter into a Joint Venture in which the fair market value of the Corporation's initial contribution, as determined by the Board in good faith is in excess of $5,000,000;

           (v)   grant any Material Exclusive License;

          (vi) enter into any Change in Senior Management Compensation Arrangement Outside the Scope of the Corporation's Current Practice;

         (vii) consummate a Corporate Sale prior to the fifth anniversary of the date of initial issuance of the Class A Common Stock;

        (viii) consummate a Corporate Sale on or after the fifth anniversary of the date of initial issuance of the ClassEA Common Stock, unless: (A) if the Corporate Sale is proposed by the Corporation in the absence of an offer from a third party, (x) Hyundai has not provided the Corporation, within thirty (30) days of receipt by Hyundai of notice from the Corporation describing in reasonable detail the terms of the proposed Corpo rate Sale (the "Proposal Notice"), notice of Hyundai's non-binding intent to be the acquiror on substantially the same terms as set forth in the Proposal Notice (the "Acquisition Notice"); or (y) (I) Hyundai has provided the Corporation, within thirty days of its receipt of the Proposal Notice, with an Acquisition Notice, but (II) Hyundai fails to negotiate in good faith in accordance with the terms of the Proposal Notice (provided that the Corp oration has negotiated in good faith in accordance with such terms) and (III) the failure of Hyundai to negotiate in good faith remains uncured thirtyE(30) or more days after its receipt from the Corporation of notice of such failure; or (z) if a definitive agreement for such sale is not entered into within ninety (90) days of the date of Hyundai's receipt of the Proposal Notice (provided that the Corporation has negotiated in good faith in accordance with the terms of the Proposal Notice); provided that any Corporate Sale which the Corporation consummates without further notice and approval from Hyundai after fulfilling the requirements of (x), (y) or (z) must be on substantially the terms and conditions contained in the Proposal Notice; or (B) if the Corporation receives an offer from a third party proposing a Corporate Sale which the Corporation desires to accept, (x) Hyundai is given prompt written notice from the Corporation of the initial expression of interest by such third party and (y) Hyundai fails, within thirty (30) days after the Corporation furnishes Hyundai a copy of the definitive agreement which the Corporation desires to enter into with the third party for such sale, to enter into a binding agreement with the Corporation on substantially the same terms and conditions as set forth in the definitive agreement so furnished to Hyundai and (z) the Corporation enters into a binding agreement and consummates, within one hundred eighty
(180) days of furnishing of such definitive agreement, the Corporate Sale on substantially those terms and conditions as set forth in the definitive agreement so furnished.

          (ix) create or issue any stock ranking senior to the common stock with respect to dividends or with respect to distributions upon liquidation or carrying any voting, consent, conversion, exchange, purchase or other rights different from or in addition to the rights which a holder of an equivalent number of shares of Common Stock would have or which imposes restrictions on the Corporation which would not be imposed by an equivalent number of shares of Common Stock, or enter into any transaction involving the issuance of securities, or right to acquire securities, constituting (or which upon exercise or conversion would constitute) twenty percentE(20%) or more of the Voting Stock.

        (3) The special rights of the Class A Common Stock to vote with respect to the matters set forth in paragraph D(2) of this Article FOURTH will immediately cease and terminate at such time as the holders of the Class A Common Stock no longer hold, in the aggregate, either (a) at least 19,480,000 shares (less any shares, up to 80,000 in the aggregate, which one or more holders has been required to transfer or surrender in order to comply with any applicable statute, regulation, order or other legal requirement) of Class A Common Stock and/or Common Stock issued upon conversion of ClassEA Common Stock (as adjusted, in each case, for any stock split, stock dividend, recapitalization or similar event) provided that such shares, together with other shares of Voting Stock held by such holders constitute at least twenty percent (20%) of the voting power of the Voting Stock, or (b) at least thirty percent (30%) by voting power of the Voting Stock, provided that such rights shall terminate only if and on such date as the record holders of the Class A Common Stock have been provided with written notice by the Corporation that the provisions of clause (a) and (b) are not satisfied, and ninety (90) days have elapsed from the date of such notice and such provisions remain unsatisfied at the end of such ninety (90) day period.

        (4) Subject to paragraph D(6) of this Article FOURTH, the holders of the Class A Common Stock as such, by written consent of the holder or holders of a majority of the outstanding shares of Class A Common Stock, shall be entitled to nominate the number of directors equal to the number (with any fraction rounded to the nearest whole number (or, if equidistant between two whole numbers, the next highest whole number)) obtained by multiplying the total number of authorized directors by a fraction, the numerator of which is the total number of shares of Voting Stock held by the holders of the Class A Common Stock as of the record date for the annual meeting of stockholders (or as of the effective date of any change in the authorized number of directors) at which directors are to be elected, and the denominator of which is the total number of shares of Voting Stock as of the record date for the annual meeting of stockholders (or as of the effective date of any change in the authorized number of directors) at which directors are to be elected, provided that (A) in any case in which the foregoing formula would entitle the holders of the Class A Common Stock to elect one-half or more of the number of authorized directors without holding one-half or more by voting power of the Voting Stock, the number of directors that the holders of the Class A Common Stock is permitted to nominate will be reduced by one and (B) the number of directors which the Class A Common Stock are entitled to nominate shall be reduced by the number of directors previously nominated by such holders pursuant to this paragraph 4 (or nominated pursuant to Section 4.10 of the Stock Purchase Agreement dated SeptemberE10, 1993 among the Corporation, Hyundai Electronics Industries Co., Ltd. and certain other purchasers (the "Hyundai Purchase Agreement")) who will continue in office after such record date or effective date. While the foregoing nomination rights are in effect, the balance of the nominees for directors submitted by the Corporation to its stockholders at any annual meeting of stockholders shall be selected by the Board of Directors, provided that the vote in favor of such other nominees shall include the vote of at least a majority of the directors not nominated by the Class A Common Stock pursuant to this paragraph 4 (or such Stock Purchase Agreement). If the number of directors which the Class A Common Stock is entitled to nominate increases due to an increase in the total number of authorized directors and the application of the formula set forth above in this paragraph (4), or if any director so nominated ceases to be a director of the Corporation, whether as a result from death, resignation, retirement, disqualification, removal from office or other cause, the vacancy so created may be filled only by a majority vote of the remaining directors so nominated then in office, though less than a quorum, or, if no such directors are then in office, by the holders of the Class A Common Stock. Notwithstanding anything else in this Restated Certificate of Incorporation, in the event that a holder of ClassEA Common Stock does not comply in a significant respect with the voting provision set forth in Section 7.5 of the Hyundai Purchase Agreement, then such shares shall not be entitled to be voted for such election without the consent of the majority of the directors other than any directors nominated by the holders of the Class A Common Stock under this paragraph D(4) of this Article FOURTH.

        (5) Subject to paragraph D(6) of this Article FOURTH, the Board of Directors of the Corporation shall elect as the Chairman of the Board from among the directors then serving such director as is designated in any written consent of the holders of a majority of the Class A Common Stock.
        (6)   (i)   The right of the Class A Common Stock to designate the
director to be elected as the Chairman of the Board as set forth in paragraphED(5) of this Article FOURTH will immediately cease and terminate permanently at such time as the holders of the ClassEA Common Stock no longer collectively hold of record either (a) at least 15,584,000 shares of Class A Common Stock (as adjusted) for any stock split, stock dividend, recapitalization or similar event) or (b) at least 11,688,000 shares of the Class A Common Stock (as adjusted for any stock split, stock dividend, recapitalization or similar event) provided that such shares, together with other shares of Voting Stock held by such holders, constitute at least twenty percent (20%) by voting power of the Voting Stock, provided that such rights shall terminate only if and on such date as the record holders of the Class A Common Stock have been provided wit written notice by the Corporation that the provisions of clause (a) and (b) are not satisfied, and ninety (90) days have elapsed from the date of such notice and such provisions remain unsatisfied at the end of such ninety (90) day period.

     (ii) The right of the Class A Common Stock to nominate directors set forth in paragraph D(4) of this Article FOURTH will be suspended and shall have no effect during any period and for such times as the holders of the Class A Common Stock do not hold of record either (a) at least 15,584,000 shares of Class A Common Stock and/or Common Stock issued upon conversion of ClassEA Common Stock (as adjusted, in each case, for any stock split, stock dividend, recapitalization or similar event) or (b) at least twenty percent (20%) by voting power of the Voting Stock, provided that such rights shall be suspended only if and on such date as the record holders of the Class A Common Stock have been provided with written notice by the Corporation that the provisions of clause (a) and (b) are not satisfied, and ninety (90) days have elapsed from the date of such notice and such provisions remain unsatisfied at the end of such ninety (90) day period.

        (7) Holders of Class A Common Stock shall have conversion rights as follows:

           (i) Each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Class A Common Stock, into one share of Common Stock, subject to adjustment as provided in paragraphs D(7)(iv) and (v) of this Article FOURTH.

           (ii) Before any holder of Class A Common Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor at the office of the Corporation or any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

           (iii) No fractional shares of Common Stock shall be issued upon conversion of the Class A Common Stock, and in lieu thereof the Corporation shall pay to the holders otherwise entitled to such fraction an amount in cash equal to such fraction multiplied by the then fair market value of one share of Common Stock as determined by the Corporation's Board of Directors. If more than one share of Class A Common Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Class A Common Stock so surrendered.

           (iv) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay a dividend on its outstanding Common Stock payable in shares of Common Stock, without an equivalent subdivision of, or dividend on, the Class A Common Stock, the number of shares of Common Stock into which each share of Class A Common Stock is convertible immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, without an equivalent combination of the Class A Common Stock, the number of shares of Common Stock into which each share of Class A Common Stock is convertible immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

           (v) In case, at any time after the date of issuance of the Class A Common Stock, of any capital reorganization or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a dividend payable in shares of Common Stock on, or a subdivision, split-up or combination of the Common Stock), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, proper provisions shall be made such that each share of Class A Common Stock shall be entitled pursuant to such reorganization, reclassification, consolidation, merger, sale, or other disposition to receive stock with substantially the same rights as the Class A Common Stock, and convertible into the kind and number of shares of stock or other securities or property of the corporation resulting from such consolidation or surviving such merger (including the Corporation, if it survives) or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this paragraph (7)(v) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

           (vi) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Class A Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all Class A Common Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Class A Common Stock at the time outstanding.

           (vii) Any shares of Class A Common Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and may not be reissued.

        (8) Upon any Transfer of shares of Class A Common Stock, such shares will convert automatically into shares of Common Stock in accordance with paragraph D(7) of this Article FOURTH.

     E.   For the purposes of this Article FOURTH:

        (1) "Affiliate" means, with respect to a person or entity, any other person or entity which controls, is controlled by or is under common control with, such person or entity. For purposes of this definition, "control" means the ability, directly or indirectly, to elect or designate (in the absence of particular events or circumstances) a majority of the directors (or persons performing a similar function) of an entity.

        (2) "Change in Senior Management Compensation Arrangement Outside the Scope of the Corporation's Current Practice" means the entering into of any written contract with any employee with the title of Chief Executive Officer, President, Chief Operating Officer, Vice-President or Chief Financial Officer of the Corporation which provides for a fixed term of employment or requires the Corporation to pay benefits upon termination other than those generally available to other employees of the Corporation.

        (3) "Core Line of Products" means a complete form factor, such as 1.8-inch, 2.5-inch, 3.5-inch, or a line of products which are not data storage products.

        (4) "Corporate Sale" means (I) a consolidation or merger of the Corporation with or into any other corporation, entity or person (or group of corporations, entities or persons, acting in concert) where the Corporation is not the surviving corporation (unless the sole purpose of the transaction is to change the Corporation's domicile) or where the stockholders of the Corporation own less than a majority of the voting stock of the surviving corporation immediately following such consolidation or merger, or (ii)Ethe sale, transfer or other disposition of all or substantially all of the assets of the Corporation.

        (5) "Material Exclusive License" means a license to make, use or sell products incorporating any intellectual property owned by the Corporation granted (other than in connection with a Corporate Sale) to a party which is not a Subsidiary of the Corporation in an arms length transaction in consideration of cash, securities or other property having a Fair Market Value (as defined in Article EIGHTH) of at least $10,000,000, which license precludes (or imposes restrictions or royalty obligations upon the Corporation of such magnitude that they would effectively preclude) the right of the Corporation to make, use or sell disk drive products incorporating such licensed intellectual property or to license others to do so.

        (6) "Hyundai" means Hyundai Electronics Industries Co., Ltd., Hyundai Heavy Industries Co., Ltd., Hyundai Corporation, Hyundai Merchant Marine Co., Ltd. and any Affiliate of any or all of them; provided that, for purposes of giving notice or documents required to be given pursuant to this Article FOURTH, Hyundai shall mean the person to whom notice to any Purchaser (as defined in the Hyundai Purchase Agreement) is required to be given pursuant to Section 9.11 of the Hyundai Purchase Agreement.

        (7) "Joint Venture" means an entity in which, upon formation, the Corporation and its Subsidiaries collectively would own, directly or indirectly between 20% and 80% of the outstanding equity interest.

        (8)   "Subsidiary" shall have the meaning ascribed to it in Article
EIGHTH.

        (9) "Transfer" means any sale, exchange, transfer, gift, assignment, or other disposition, whether voluntary or involuntary, other than to a person or entity included in the definition of "Hyundai" and shall include any transaction or event following which an Affiliate or Affiliates shall no longer be an Affiliate or Affiliates.

        (10) "Voting Stock" means, taken together, all outstanding shares of Common Stock, all outstanding shares of Class A Common Stock (counted on an as-converted basis as if fully converted into Common Stock), and all outstanding shares of Preferred Stock entitled to vote generally, without regard to particular events or circumstances (counted, if convertible, on an as-converted basis as if fully converted into Common Stock).

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Restated Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

     C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, provided, however, that the vote of the holders of the Class A Common Stock required under paragraph D(2) of Article FOURTH may be effected by a consent in writing.

     D. Special meetings of stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or (ii), at any time when the nomination right of the Class A Common Stock pursuant to paragraph D(4) of Article FOURTH is in effect, the holder or holders of a majority of the outstanding Class A Common Stock. As used in this Restated Certificate of Incorporation, the "total number of authorized directors" shall mean the number of directors which would be in office were there no vacancies nor any unfilled newly created directorships.

     SIXTH:

     A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), but shall not be less than five (5). The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1994 annual meeting of stockholders, the term of office of the second class to expire at the 1995 annual meeting of stockholders and the term of office of the third class to expire at the 1996 annual meeting of stockholders, provided that the term of office of directors in office on the date of filing of this Restated Certificate of Incorporation is unaffected by the filing of this Restated Certificate of Incorporation.
At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

     B. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     C. Any or all of the Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the Voting Stock (as defined in Article FOURTH), voting together as a single class.

     SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. Any adoption, amendment or repeal of By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation.

     EIGHTH: The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article EIGHTH.

     A.   (1)   Except as otherwise expressly provided in section B of this
Article EIGHTH:

           (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder, except for a merger or consolidation in which the Corporation is merged into or with another corporation that owns or controls more than 80%Eof the outstanding Voting Stock if such ownership was obtained in an exchange or tender offer approved the Board of Directors as provided under SectionE7.2(c) of the Hyundai Stock Purchase Agreement and provided that the stockholders of the Corporation receive in such merger or acquisition substantially the same property as would have been received in such exchange or tender offer; or

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of ten percent (10%) of the total value of the assets of the Corporation and its consolidated subsidiaries as reflected in the most recent balance sheet of the Corporation; or

        (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $15,000,000 or more (other than purchases of shares of capital stock of the Corporation by Hyundai in accordance with Section 6.2 of the Hyundai Purchase Agreement); or

          (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

           (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require (1) the affirmative vote of the holders of at least 66-2/3 percent of the Voting Stock (as defined in Article FOURTH), voting together as a single class (it being understood that, for purposes of this Article EIGHTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FOURTH of this Restated Certificate of Incorporation or any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to said Article FOURTH (a "Preferred Stock Designation")) and (2) the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock other than the Voting Stock of which an Interested Shareholder or an Affiliate of an Interested Shareholder is the beneficial owner, voting together as a single class. Such affirmative votes shall be required notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, but such affirmative votes shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Restated Certificate of Incorporation or any Preferred Stock Designation.

        (2) The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this section A.

   B. The provisions of section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Restated Certificate of Incorporation, any Preferred Stock Designation or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs (1) and (2) are met:

        (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

        (2)   All of the following conditions shall have been met:

           (i) The consideration to be received by holders of shares of a particular class of outstanding Voting Stock (as defined in Article FOURTH) shall be in cash or in the same form as the Interested Shareholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"). If, within such two-year period, the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Interested Shareholder within such two-year period.

          (ii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph 2(ii) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Shareholder has previously acquired any shares of Common Stock):

              (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of The Bank of America N.T. & S.A. (or such other major bank headquartered in the State of California as may be selected by the Continuing Directors) from time to time in effect in the City of San Francisco, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; or

              (b) the Fair Market Value per share of Common Stock on the Announcement Date.

         (iii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class, other than Common Stock, of Voting Stock (as defined in Article FOURTH) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (2)(iii) shall be required to be met with respect to every such class of Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

              (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock (as defined in Article FOURTH) acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of The Bank of America, N.T. & S.A. (or such other major bank headquartered in the City of San Francisco as may be selected by the Continuing Directors) from time to time in effect in the City of San Francisco, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class of Voting Stock; or

              (b) the Fair Market Value per share of such class of Voting Stock (as defined in Article FOURTH) on the Announcement Date; or

              (c) the highest preferential amount per share to which the holders of shares of such class of Voting Stock (as defined in Article FOURTH) are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock (as defined in Article FOURTH) except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

           (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
          (vi) A proxy or information statement describing the proposed Business Combination, complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) and setting forth, as an exhibit thereto, the opinion of an investment banking firm selected by a majority of the Continuing Directors, or, if there are no Continuing Directors, an opinion of the investment banking firm most recently retained by the Corporation before the Interested Shareholder became an Interested Shareholder, or any successor in interest to such investment banker, that the proposed Business Combination is fair from a financial point of view to the stockholders of the Corporation other than the Interested Shareholder, shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     C.   For the purposes of this Article EIGHTH:

        (1) A "person" shall mean any individual, firm, corporation or other entity.

        (2) "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

           (i) is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the Voting Stock (as defined in Article FOURTH); or

          (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the Voting Stock (as defined in Article FOURTH); or

         (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock (as defined in Article FOURTH) which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

        (3) A person shall be a "beneficial owner" of any Voting Stock (as defined in Article FOURTH):

           (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

          (ii)   which such person or any of its Affiliates or Associates has
(a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

         (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock (as defined in Article FOURTH).

        (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (2) of this section C, the number of shares of Voting Stock (as defined in Article FOURTH) deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this section C but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
       (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 5, 1983.

        (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (2) of this section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

        (7) "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

        (8) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

        (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (2)(ii) and (2)(iii) of section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of Voting Stock (as defined in Article FOURTH) retained by the holders of such shares.

     D. A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such determination as is hereinafter in this section D specified is to be made by the Board) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including, without limitation, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock (as defined in Article FOURTH) beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in paragraph (2) of section B have been met with respect to any Business Combination, (5) whether the assets which are the subject of any Business Combination referred to in paragraph (1)(ii) of section A have an aggregate Fair Market Value of 10% of the assets of the Corporation and its consolidated subsidiaries as reflected in the most recent balance sheet of the Corporation, and (6) whether the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (1)(iii) of sectionEA has an aggregate Fair Market Value of $15,000,000 or more.

     E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     NINTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     TENTH: The Board of Directors of the Corporation (the "Board"), when evaluating any offer of another party, (a) to make a tender or exchange offer for any Voting Stock (as defined in Article FOURTH) or (b) to effect a Business Combination (as defined in Article EIGHTH), shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

          (i)   the interests of the Corporation's stockholders;

         (ii) whether the proposed transaction might violate federal or state laws;

        (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

         (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

   In connection with any such evaluation, the Board is authorized to conduct such investigations and to engage in such legal proceedings as the Board may determine.

     ELEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation,

        (1) the affirmative vote of the holders of at least 66-2/3% of the Voting Stock (as defined in Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article ELEVENTH, sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article NINTH; and,

        (2) in addition to the vote specified in paragraph (1) of this Article ELEVENTH, the affirmative vote of the holders of a least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, other than such capital stock of which an Interested Shareholder is the beneficial owner, voting together as a single class, shall be required in order to amend or repeal Article EIGHTH or Article TENTH; and

        (3) in addition to the votes specified in paragraphsE(1) and (2) of this Article ELEVENTH, the affirmative vote of the holders of a majority of the ClassEA Common Stock at the time outstanding shall be required in order to amend, terminate or repeal any rights of the Class A Common Stock set forth in this Restated Certificate of Incorporation or to amend this Restated Certificate of Incorporation to impose any restriction, condition or burden upon the exercise of any such rights.

     IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested to by its Secretary this ____ day of February, 1994.


                                 Laurence R. Hootnick,
                                 President and Chief Executive Officer



Attest:



Mark Chandler, Secretary